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                             AB PLASTICS CORPORATION
                           15730 South Figueroa Street
                            Gardena, California 90247



                                                              January 31, 1997


Mr. G. Michael Frink
1295 Lost Acre Drive
Felton, CA  95018

Dear Michael:

                  This will confirm our agreement with respect to your employment as Senior Vice President-Sales and Marketing of AB Plastics Corporation (the "Company"), subject to the terms and conditions set forth herein.

         1.       Nature of Employment.

                  (a) The Company agrees to employ you, and you have agreed to render services to the Company, in the capacity and with the title of Senior Vice President-Sales and Marketing of the Company, with responsibilities relating primarily to the creation, development and maintenance of customer accounts and customer relations, servicing Sony and other existing customers, and supervising all sales personnel and functions of the Company, together with such other or related duties as may be assigned to you from time to time by the Board of Directors of the Company (the "Board"). Notwithstanding the assignment of certain duties by the Board, it is expected that, on a day-to-day basis, you will report and be accountable directly to the Chief Executive Officer of the Company.

                  (b) Throughout the period of your employment hereunder, you shall: (i) devote your full business time, attention, knowledge and skills, faithfully, diligently and to the best of your ability, to the active performance of your duties and responsibilities hereunder on behalf of the Company; (ii) observe and carry out such reasonable rules, regulations, policies, directions and restrictions as may be established from time to time by the Board, including but not limited to the standard policies and procedures of the Company as in effect from time to time; and (iii) do such traveling as may reasonably be required in connection with the performance of such duties and responsibilities; provided, however, that except for your initial relocation to the greater Los Angeles area (to be completed within six (6) months after the date of this agreement), you shall not be assigned to regular duties that would reasonably require you to relocate your permanent residence from the greater Los Angeles area.

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         2.       Term of Employment.

                  (a) Your employment hereunder will begin on or prior to February 28, 1997, with the precise starting date to be at your discretion in line with any required departure notice that you may be required to give to your existing employer. Subject to prior termination in accordance with paragraph 2(b) below, your employment will continue through and including February 28, 1998, and will renew for successive additional one (1) year periods thereafter, subject in each case to achievement of those sales and performance criteria set forth in Schedule A attached hereto.

                  (b) This agreement:

                      (i) may be terminated upon mutual written agreement of the Company and you;

                      (ii) may be terminated, at your option, upon ninety (90) days' prior written notice to the Company, with or without cause, effective as of a date on or after February 28, 1998;

                      (iii) may be terminated, at your option, upon fourteen
(14) days' prior written notice to the Company, in the event that the Company shall (A) fail to make any payment required to be made to you under the terms of this agreement within thirty (30) days after payment is due, or (B) fail to perform any other material covenant or agreement to be performed by it hereunder or take any action prohibited by this agreement, and fail to cure or remedy same within thirty (30) days after written notice thereof to the Company;

                      (iv) may be terminated, at the option of the Company, upon sixty (60) days' prior written notice to you, effective as of a date on or after February 28, 1998 (and each anniversary thereof in the event of any renewal(s) of this agreement in accordance with paragraph 2(a) above), in the event that you or the Company fail to satisfy any of the sales or performance criteria set forth in Schedule A attached hereto;

                      (v) may be terminated, at the option of the Company, upon written notice to you, "for cause" (as hereinafter defined);

                      (vi) may be terminated, at the option of the Company, upon written notice to you, in the event of your "permanent disability" (as hereinafter defined); or

                      (vii) may be terminated, at the option of the Company, upon written notice to you at any time after six (6) months after the date of this agreement and prior to the completion of your relocation to the greater Los Angeles area, in the event that you have not completed such relocation within six (6) months after the date of this agreement; or

                      (viii) shall automatically terminate upon your death.

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                  (c) As used herein, the term "for cause" shall mean and be limited to: (i) any willful and material breach of this agreement (including, without limitation, the covenants contained in paragraph 5 below) by you which in any case is not corrected within thirty (30) days after written notice of same from the Company to you; (ii) gross neglect by you of your duties and responsibilities hereunder which in any case is not corrected within thirty (30) days after written notice of same from the Company to you; (iii) any fraud, criminal misconduct, breach of fiduciary duty, dishonesty, or gross and willful misconduct by you in connection with the performance of your duties and responsibilities hereunder; (iv) your being habitually drunk or otherwise intoxicated during normal working hours, or your being drunk or addicted to drugs (provided that this shall not restrict you from the use of physician-prescribed medication in accordance with the applicable prescription);
(v) the commission by you of any felony or crime of moral turpitude, or any other action by you which may materially impair or damage the reputation of the Company; or (vi) habitual breach by you of any of the material provisions of this agreement (regardless of any prior cure thereof).

                  (d) As used herein, the term "permanent disability" shall mean, and be limited to, any physical or mental illness, disability or impairment that has prevented and/or may reasonably be expected to prevent you from continuing the performance of your normal duties and responsibilities hereunder for an aggregate period in excess of three (3) consecutive months. For purposes of determining whether a "permanent disability" has occurred under this agreement, the written determination thereof by two (2) qualified practicing physicians selected and paid for by the Company (and reasonably acceptable to you) shall be conclusive.

                  (e) Upon any termination of this agreement as hereinabove provided, you (or your estate or legal representatives, as the case may be) shall be entitled to receive any and all unpaid Base Salary and Bonus (as such terms are hereinafter defined) and other compensation hereunder appropriately prorated to and as of the effective date of termination (based on the number of days in the subject fiscal year elapsed prior to the date of termination), and any other amounts then due and payable to you hereunder. All such payments shall be made on the next applicable payment date(s) therefor (as provided in paragraph 3 below) following the effective date of termination. Such payments shall constitute all amounts to which you shall be entitled upon termination of this agreement. Furthermore, in the event that termination is pursuant to paragraph 2(b)(vii) above and the Company has previously paid to you all or any portion of the non-accountable expense fund pursuant to paragraph 3(g) below, then you will, within ten (10) days after your receipt of such notice of termination, refund to the Company the amount previously paid to you in respect of such expense fund.

         3.       Compensation and Benefits.

                  (a) Base Salary. As compensation for your services to be rendered hereunder, the Company shall pay to you a base salary at the rate of One Hundred Thousand ($100,000) Dollars per annum (the "Base Salary"), which shall be payable in periodic installments in accordance with the standard payroll practices of the Company in effect from time to time, and

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shall be subject to customary payroll deductions and withholdings as required by law and/or by the Company's benefit plans in which you are a participant.

                  (b) Bonus. In addition to the Base Salary, in respect of the period of your employment hereunder, the Company will pay to you, on an annual basis within ninety (90) days after the close of each fiscal year of the Company, a bonus (collectively, the "Bonus") of (i) up to $40,000 in respect of each fiscal year of the Company during which you are at any time employed hereunder, subject to the Company achieving those target performance levels for the subject fiscal year as set forth in Schedule B attached hereto, and (ii) an additional $40,000 in respect of each such fiscal year, subject to the Company achieving those objectives for diversification of its customer base during such fiscal year as set forth in Schedule C attached hereto; provided, however, that, regardless of actual results, the bonus under clause (i) of this paragraph 3(b) in respect of the Company's fiscal year ending October 31, 1997 shall be not less than $20,000, which shall be payable on or prior to February 28, 1998.

                  (c) Stock Options. Simultaneous with the execution and delivery of this agreement, the Company's corporate parent, AB Plastics Holding Corporation (the "Parent"), is issuing to you a stock option whereby you may, subject to the terms and conditions of the stock option agreement, purchase shares of common stock of the Parent equal to 3% of the fully diluted common stock of the Parent as of the date hereof.

                  (d) Auto Allowance and Reimbursement. In addition to the other compensation and benefits hereunder, the Company will also pay to you, throughout the period of your employment hereunder, a non-accountable automobile allowance of $600 per month, payable on or about the first business day of each calendar month, and will further reimburse you, upon presentment of appropriate receipts and vouchers therefor, for your actual out-of-pocket costs of insuring the vehicle which you primarily utilize for business purposes hereunder. The automobile allowance hereunder is intended to reimburse you for the costs and expenses of the business use of an automobile, provided that you will not be required to account to the Company for the actual expenditure of such automobile allowance, and you will be solely responsible for any and all taxes which may be payable in respect of the receipt of such automobile allowance.

                  (e) Other Fringe Benefits. The Company shall also make available to you, throughout the period of your employment hereunder, such other benefits and perquisites as are generally provided by the Company to its executive employees, including but not limited to eligibility for participation in any group life, health, dental, vision, disability or accident insurance, pension plan, profit-sharing plan, retirement savings plan, 401(k) plan, or other such benefit plan or policy which may presently be in effect or which may hereafter be adopted by the Company for the benefit of its executive employees generally; provided, however, that nothing herein contained shall be deemed to require the Company to adopt or maintain any particular plan or policy. Participation in such benefit plans may be subject to standard waiting periods following the commencement of full-time employment; provided, however, that pending your qualification for participation in the Company's group medical insurance, the Company will

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reimburse you, upon presentment of appropriate receipts and vouchers therefor, for the premium costs payable by you for "COBRA" continuation coverage for you and your existing dependents under your current employer's medical plan.

                  (f) Business Expenses. Throughout the period of your employment hereunder, the Company shall also reimburse you, upon presentment of appropriate receipts and vouchers therefor, for any reasonable out-of-pocket business expenses incurred by you in connection with the performance of your duties and responsibilities hereunder; provided, however, that no reimbursement shall be required to be made for any expense item which has not previously been approved if and to the extent required in accordance with the Company's standard policies and procedures in effect from time to time.

                  (g) Relocation. Commencing immediately upon the execution and delivery of this agreement, you will make all reasonable efforts to relocate your permanent residence to the greater Los Angeles area, with the objective of completing such relocation within six (6) months after the date of this agreement. During such six-month period (or such shorter amount of time until you complete your relocation), the Company will reimburse you, upon presentment of appropriate receipts and vouchers therefor, for all reasonable commuting expenses for one round-trip each week to and from your existing residence to the greater Los Angeles area, so as to permit you to perform your services hereunder at the Company's facilities first set forth above. In addition, the Company will also pay or reimburse you, upon presentment of appropriate receipts and vouchers therefor, for your reasonable moving expenses in moving your family, household furnishings and other personal belongings to your new permanent residence in the greater Los Angeles area, and will further pay to you, on prior to _________________, 1997, the additional sum of $10,000 as a non-accountable expense fund to cover expenses related to the relocation (such as brokerage fees and other expenses related to the sale of your current residence, and up-front payments relating to a mortgage on your new residence), provided that you will not be required to account to the Company with respect to the expenditure of such expense fund, and you will be solely responsible for any and all taxes which may be payable in respect of the receipt of such expense fund.

         4.       Vacation, etc.

                  You shall be entitled to take, from time to time, up to four
(4) weeks of paid vacation per year, to be taken at such times as shall be mutually convenient to you and the Company, and so as not to interfere unduly with the conduct of the business of the Company. You shall also be entitled to paid holidays, personal days and sick days in accordance with the Company's standard policies and procedures in effect from time to time.

         5.       Restrictive Covenants.

                  (a) You hereby acknowledge and agree that (i) the business contacts, customers, suppliers, technology, know-how, trade secrets, marketing techniques, promotional methods and other aspects of the business of the Company have been and are of value to the

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Company, and have provided and will hereafter provide the Company with substantial competitive advantage in the operation of its business, and (ii) by reason of your employment with the Company, you will have detailed knowledge and will possess confidential information concerning the business and operations of the Company. You further acknowledge that your business background and skills are not uniquely suited to businesses of the type conducted by the Company, and that, if required, you would be able to earn a comparable living in one or more other lines of business.

                  (b) You shall not, directly or indirectly, for yourself or through or on behalf of any other person or entity:

                          (i) at any time, divulge, transmit or otherwise
disclose or cause to be divulged, transmitted or otherwise disclosed, any of the Company's proprietary and confidential business contacts, client or customer lists, technology, know-how, trade secrets, marketing techniques, contracts or other confidential or proprietary information of the Company of whatever nature, whether now existing or hereafter created or developed (provided, however, that for purposes hereof, information shall not be considered to be confidential or proprietary if (A) it is a matter of common knowledge or in the public domain,
(B) it is generally known in the industry, or (C) you can demonstrate that such information was already known to the recipient thereof, or was independently developed or acquired, other than by reason of any breach of any obligation under this agreement or any other confidentiality or non-disclosure agreement); and/or

                          (ii) at any time during the period from the date
hereof through and including the date of the termination of your employment with the Company, and for an additional period of one (1) year thereafter, (A) solicit any customers of the Company (or any customers being developed by the Company) for the purpose or with the result of providing or rendering goods and/or services relating to the design, manufacture or sale of injection-molded plastic products of any kind, and/or (B) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the Company's relationship with any of its employees.

                  (c) We each hereby acknowledge and agree that, in the event of any breach by you, directly or indirectly, of the foregoing restrictive covenants, it will be difficult to ascertain the precise amount of damages that may be suffered by the Company by reason of such breach; and accordingly, we hereby agree that, as liquidated damages (and not as a penalty) in respect of any such breach, the breaching party or parties shall be required to pay to the Company, on demand from time to time, cash amounts equal to any and all gross revenues derived by the breaching party or parties, directly or indirectly, from any and all violative acts or activities. We hereby agree that the foregoing constitutes a fair and reasonable estimate of the actual damages that might be suffered by reason of any breach of this paragraph 5 by you, and we hereby agree to such liquidated damages in lieu of any and all other measures of damages that might be asserted in respect of any subject breach.

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                  (d) We each hereby further acknowledge and agree that any
breach by you, directly or indirectly, of the foregoing restrictive covenants will cause the Company irreparable injury for which there is no adequate remedy at law. Accordingly, you expressly agree that, in the event of any such breach or any threatened breach hereunder by you, directly or indirectly, the Company shall be entitled, in addition to any and all other remedies available (including but not limited to the liquidated damages provided for in paragraph 5(c) above), to seek and obtain injunctive and/or other equitable relief to require specific performance of or prevent, restrain and/or enjoin a breach under the provisions of this paragraph 5.

                  (e) In the event of any dispute under or arising out of this paragraph 5, the prevailing party in such dispute shall be entitled to recover from the non-prevailing party or parties, in addition to any damages and/or other relief that may be awarded, its reasonable costs and expenses (including reasonable attorneys' fees) incurred in connection with prosecuting or defending the subject dispute.

         6.       Non-Assignability.

                  In light of the unique personal services to be performed by you hereunder, it is acknowledged and agreed that any purported or attempted assignment or transfer by you of this agreement or any of your duties, responsibilities or obligations hereunder shall be void.

         7.       Notices.

                  Any notices, requests, demands or other communications required or permitted under this agreement shall be in writing and shall be deemed to have been given when delivered personally or three (3) days after being mailed by certified mail, return receipt requested, addressed to the party being notified at the address of such party first set forth above, or at such other address as such party may hereafter have designated by notice; provided, however, that any notice of change of address shall not be effective until its receipt by the party to be charged therewith. Copies of any notices or other communications to the Company shall simultaneously be sent by first class mail to AB Plastics Holding Corporation, c/o Michael A. Gibbs, 15 Father Peters Lane, New Canaan, Connecticut 06840, and Private Equity Partners, L.L.C., 808 Lexington Avenue - 2nd Floor, New York, New York 10021, Attn: Geoffrey J. F. Gorman.

         8.       General.

                  (a) Neither this agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by the party to be charged therewith. Any waiver or amendment shall only be applicable in the specific instance, and shall not constitute or be construed as a waiver or amendment in any other or subsequent instance. No failure or delay on the part of either party in respect of any enforcement of obligations hereunder shall in any manner affect such party's right to seek or effect enforcement at any other time or in respect of any other required performance.


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                  (b) Neither this agreement nor any rights or obligations
hereunder may be assigned by either party without the express prior written consent of the other party, except that the Company may, without the requirement of your consent, assign this agreement and all of the Company's rights and obligations hereunder in connection with and as part of any bona fide sale of the business of the Company.

                  (c) The captions and paragraph headings used in this agreement are for convenience of reference only, and shall not affect the construction or interpretation of this agreement or any of the provisions hereof.

                  (d) This agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed, construed and controlled by and under the laws of the State of California.

                  (e) This agreement shall be binding upon and shall inure to the benefit of each of us and our respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

                  (f) This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original hereof, but all of which together shall constitute one and the same instrument.

                  (g) Except for any legal or judicial proceeding which may be brought for injunctive and/or any other equitable relief as contemplated by paragraph 5(d) above, any dispute involving the interpretation or application of this agreement shall be resolved by final and binding arbitration before one or more arbitrators designated by the American Arbitration Association in Los Angeles, California. The award of such arbitrator(s) may be enforced in any court of competent jurisdiction. The prevailing party in any action or proceeding hereunder shall be entitled to an award for its costs and reasonable attorneys' fees in connection with such action or proceeding, and the arbitrator(s) in any arbitration hereunder shall be empowered and directed to make such an award in his, her or their discretion.

                  (h) This agreement constitutes the sole and entire agreement and understanding between us as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between us as to such subject matter.

                  (i) This agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity shall have any right to rely on this agreement or to claim or derive any benefit herefrom absent the express written consent of the party to be charged with such reliance or benefit.

                  (j) If any provision of this agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall

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thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this agreement, as the situation may require; and this agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

         If the foregoing accurately reflects our agreement and understanding with respect to the subject matter hereof, kindly acknowledge same by countersigning and returning a counterpart copy of this letter.

                                  Very truly yours,

                                  AB PLASTICS CORPORATION


                                  By:/s/Michael A. Gibbs,      CEO
                                     ------------------------------
                                                            (Title)
Acknowledged, Confirmed and
Agreed To:


/s/ G. Michael Frink
----------------------------
G. Michael Frink

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                                                                    Schedule A

 [Insert sales and performance criteria relating to continuation of employment.]











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                                                                     Schedule B

               [Insert budgets and objectives for bonus purposes.]













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                                                                     Schedule C

        [Insert customer base diversification goals for bonus purposes.]
















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